SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2006

DATAMEG CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-128060	133-134389
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 South 1300 East, Suite 500 Salt Lake City, Utah		84106
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 739-3945

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event.

QoVox Corporation, a wholly owned subsidiary of Datameg Corporation (OTCBB:DTMG), today announced that they have entered into a 60 day trial with FeatureTel, the Triangle’s premier hosted VoIP telephone company to facilitate the use of the QoVox Network Performance product within their network. The QoVox product will be installed in the FeatureTel network and will proactively analyze and test the network so that lurking problems can be identified and actions taken before any customers are affected. Along with this, FeatureTel can use the QoVox product to pre-qualify new potential customers and identify problems before turn-up.

"We are delighted to be entering into a trial with FeatureTel," said Mark Ragusa, VP of Marketing at QoVox. "Their great reputation and very high level of service quality makes FeatureTel a prime candidate for our product."

QoVox, has been delivering their Network Performance suite of products for over two years and has been targeting the VoIP service provider industry to effectively make VoIP service "toll quality." This has been one of the last major hurdles that VoIP service providers have faced.

About FeatureTel, LLC
FeatureTel is North Carolina’s VoIP Telephone Company for business.  FeatureTel’s fully managed and hosted IP Telephony service provides businesses with an alternative to the traditional IP PBX and traditional voice solutions. Delivering Fortune 500 telephone system features to IP telephones, the service eliminates the need for investment in a telephone system altogether. FeatureTel differentiates itself with its educational and hands-on approach to servicing clients.

About QoVox

QoVox Corporation is pioneering the development of network monitoring and fault isolation tools and services for next generation network services. QoVox's solutions include network-wide fault identification, fault isolation and voice quality assurance products and services. With QoVox, service providers can deliver new applications, such as VoIP, with the reliability and quality that end-users have grown to expect from traditional circuit-switched telephony. QoVox is a wholly-owned subsidiary of Datameg Corporation and is headquartered in Raleigh, North Carolina.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Datameg Corporation

Dated: December 20, 2006	By:	/s/ James Murphy
James Murphy, Chairman and Chief Executive Officer